UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                 Nutrition 21, Inc.

               (Exact name of registrant as specified in its charter)

           New York                          11-2653613
 (State or other jurisdiction of           (I.R.S. Employer
  incorporation or organization)           Identification No.)

      4 Manhattanville Road
      New York, New York                       10577
(Address of Principal Executive Offices)     (Zip Code)

                             ----------------------

                    Nutrition 21, Inc. 2001 Stock Option Plan
              Nutrition 21, Inc. 2002 Inducement Stock Option Plan
                           (Full titles of the plans)

                                Benjamin T. Sporn
                  Vice President, General Counsel and Secretary
                              4 Manhattanville Road
                            Purchase, New York 10577
                                 (914) 701-4500
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:
                              Oscar D. Folger, Esq.
                                521 Fifth Avenue
                            New York, New York 10175
                              Phone (212) 697-6464

                             ----------------------

                                TABLE OF CONTENTS
                                -----------------

PART I:  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II:  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3.  Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
Nutrition 21, Inc. 2001 Stock Option Plan
Nutrition 21, Inc. Inducement 2002 Stock Option Plan
Opinion of Law Offices of Oscar D. Folger
Consent of J. H. Cohn LLP
Consent of Ernst & Young LLP

                         CALCULATION OF REGISTRATION FEE

                                                   Proposed
   Title of         Amount         Proposed        Maximum
  Securities      of Shares         Maximum       Aggregate    Amount of
     to be          to be       Offering Price     Offering    Registration
  Registered    Registered(1)    per Share(5)     Price (5)       Fee
  ----------    -------------    ------------     ---------    ------------
Common Stock     500,000(2)       $   0.31       $  155,000      $ 18.24
Common Stock      25,000(2)       $   0.33       $    8,250      $  0.97
Common Stock       5,000(2)       $   0.37       $    1,850      $  0.22
Common Stock      50,000(2)       $  0.375       $   18,750      $  2.21
Common Stock     259,000(2)       $   0.38       $   98,420      $ 11.59
Common Stock      35,000(2)       $   0.39       $   13,650      $  1.61
Common Stock     550,000(2)       $   0.40       $  220,000      $ 25.89
Common Stock       2,000(2)       $   0.43       $      860      $  0.10
Common Stock      40,000(2)       $   0.45       $    9,000      $  1.06
Common Stock      75,000(2)       $   0.46       $   34,500      $  4.06
Common Stock     143,500(2)       $   0.47       $   67,445      $  7.94
Common Stock      15,000(2)       $   0.51       $    7,650      $  0.90
Common Stock      25,000(2)       $   0.54       $   13,500      $  1.59
Common Stock      15,000(2)       $   0.56       $    8,400      $  0.99
Common Stock      25,000(2)       $   0.64       $   16,000      $  1.88
Common Stock       5,000(2)       $   0.66       $    3,300      $  0.39
Common Stock      15,000(2)       $   0.67       $   10,050      $  1.18
Common Stock      20,000(2)       $   0.71       $   14,200      $  1.67
Common Stock     302,400(2)       $   0.75       $  226,800      $ 26.69
Common Stock     244,500(2)       $   0.88       $  215,160      $ 25.32
Common Stock     125,000(2)       $   0.94       $  117,500      $ 13.83
Common Stock      15,000(2)       $   1.00       $   15,000      $  1.77
Common Stock      81,600(3)       $   1.24       $  101,184(4)   $ 11.91
Common Stock   2,500,000(4)       $   1.24       $3,100,000(4)   $364.87
                                                 ----------      -------
  Total:                                         $4,476,469      $526.88
--------------------------------------------------------------------------------


                                       (i)

(1) This Registration Statement also includes an undeterminable number of additional shares that may become issuable pursuant to anti-dilution provisions of the Plans.
(2) Represents shares that may be issued upon exercise of options heretofore granted under the Nutrition 21, Inc. 2001 Stock Option Plan.
(3) Represents shares issuable upon exercise of options that may be granted under the Nutrition 21, Inc. 2001 Stock Option Plan.
(4) Represents shares issuable upon exercise of options that may be granted under the Nutrition 21, Inc. 2002 Inducement Stock Option Plan.
(5) Calculated solely for the purpose of determining the registration fee based upon the assumed offering prices of the shares determined pursuant to Rules 457(h). In the case of shares purchasable upon exercise of outstanding options, such assumed offering price is the exercise price provided for in the relevant option. In the case of shares purchasable upon exercise of options that may hereafter be granted, such assumed offering price is $1.24, the average of the high and low sales prices of the Company's Common Stock on February 15, 2005 as reported on the Nasdaq SmallCap Market System.

                                      (ii)

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The documents containing the information specified in Items 1 and 2 of
Part I of Form S-8 will be sent or given to the holders of options as specified in Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I, those documents are not filed with the Commission as part of this registration statement or a prospectus under Rule 424 of the Securities Act.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant, Nutrition 21, Inc., a New York corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

      o     Annual Report on Form 10-K for the year ended June 30, 2004;

      o The Company's Proxy Statement dated November 8, 2004, for the Company's Annual Meeting held on December 14, 2004;

      o Quarterly Report on Form 10-Q for the first fiscal quarter ended September 30, 2004 and for the second fiscal quarter ended December 31, 2004;

      o All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2004; and

      o Item 1 of the Registrant's Registration Statement on Form 8-A (Registration No. 0-15135) filed with the Commission on November 12, 1986, pursuant to Section 12 of the Securities Exchange Act of 1934.

      All documents subsequently filed by the Company pursuant to Sections 3(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

      Not Applicable.

Item 5. Interests of Named Experts and Counsel.

      Legal matters relating to the validity of the securities offered hereunder are being passed upon for Nutrition 21, Inc. by Oscar D. Folger, Esq., 521 Fifth Avenue, New York, New York 10175. Mr. Folger's wife owns 29,775 shares of the common stock of Nutrition 21.

Item 6. Indemnification of Directors and Officers.

      Section 5.3 of Nutrition 21's by-laws provides that Nutrition 21 may indemnify its directors and officers to the fullest extent permitted by law.

      Section 722 of the New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. Such indemnification does not include amounts paid in settling or otherwise disposing of a threatened or pending action which is settled or otherwise disposed of without court approval.

      Section 722 of the Business Corporation Law further provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

      Section 723 specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been completely successful, whether on the merits or otherwise, in defending an action referred to in Section 722. In the event that the director or officer has not been wholly successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
Section 724 provides that upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 provides that no indemnification agreement in any Certificate of Incorporation or By-Laws is valid unless consistent with the statute. In addition, Section 725 contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

      Insofar as indemnification by Nutrition 21 for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, Nutrition 21 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. Nutrition 21 may, however, pay expenses incurred or paid by a director, officer or controlling person of Nutrition 21 in the successful defense of any action, suit or proceeding.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

           Exhibit
           Number
           -------
              4.1    Nutrition 21, Inc. 2001 Stock Option Plan.

              4.2    Nutrition 21, Inc. 2002 Inducement Stock Option Plan.

              5.1    Opinion of Oscar D. Folger, Esq.

             23.1    Consent of J. H. Cohn LLP.

             23.2    Consent of Ernst & Young LLP.

             23.3    Consent of Oscar D. Folger, Esq. (included in Exhibit 5.1).

             24.1    Power of Attorney (included on Signature page).

Item 9. Undertakings.

      (a) The undersigned Registrant hereby undertakes:
            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
                       Provided, however, that paragraphs (a)(1)(i) and
                 (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      Insofar as indemnification by Nutrition 21 for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, Nutrition 21 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Purchase, State of New York, on February 17, 2005.

                                      Nutrition 21, Inc.

                                      By: /s/ Gail Montgomery
                                          -------------------------------------
                                          Gail Montgomery,
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gail Montgomery and Benjamin T. Sporn, or either of them, his or her attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



     Signature                               Title                               Date
---------------------    -----------------------------------------------   -----------------
/s/ Gail Montgomery      Director, President and Chief Executive Officer   February 17, 2005
---------------------    (Principal Executive Officer)
Gail Montgomery

/s/ John H. Gutfreund    Chairman of the Board                             February 17, 2005
---------------------
John H. Gutfreund

/s/ P. George Benson     Director                                          February 17, 2005
---------------------
P. George Benson
/s/ Warren D. Cooper     Director                                          February 17, 2005
---------------------
Warren D. Cooper

/s/ Audrey T. Cross      Director                                          February 17, 2005
---------------------
Audrey T. Cross


                                      II-5



/s/ Marvin Moser         Director                                          February 17, 2005
---------------------
Marvin Moser

/s/ Robert E. Pollack   Director                                           February 17, 2005
---------------------
Robert E. Pollack

/s/ Paul Intlekofer      Chief Financial Officer                           February 17, 2005
---------------------
Paul Intlekofer

                                INDEX TO EXHIBITS


                 Exhibit
                  Number                  Exhibit
                 -------  -----------------------------------------------------
                   4.1    Nutrition 21, Inc. 2001 Stock Option Plan.

                   4.2    Nutrition 21, Inc. 2002 Inducement Stock Option Plan.

                   5.1    Opinion of Oscar D. Folger, Esq.

                   23.1   Consent of J. H. Cohn LLP.

                   23.2   Consent of Ernst & Young LLP.


                                      II-7